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                                                                      EXHIBIT 11



                   OMEGA HEALTH SYSTEMS, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share


                                                                         Three Months Ended               Nine Months Ended
                                                                            September 30                     September 30
                                                                     ---------------------------       -------------------------

                                                                        1998             1997            1998            1997
                                                                     ----------       ----------       ---------       ---------
Basic:
     Net earnings                                                    $  770,737       $2,035,973       2,192,331       3,322,477
     Preferred stock dividends                                                0            2,727               0          19,876
                                                                     ----------       ----------       ---------       ---------
     Net earnings to  common shareholders                               770,737        2,033,246       2,192,331       3,302,601

     Shares:
        Weighted average number of shares outstanding                 8,885,529        7,549,315       8,772,738       7,268,550
                                                                     ----------       ----------       ---------       ---------
Basic earnings per common share and common equivalent share:
        Net earnings                                                 $     0.09       $     0.27       $    0.25       $    0.45
                                                                     ==========       ==========       =========       =========
Diluted:
     Net earnings                                                    $  770,737        2,035,973       2,192,331       3,322,477
     Preferred stock dividends                                                0            2,727               0          19,876
                                                                     ----------       ----------       ---------       ---------
     Net earnings to  common shareholders                               770,737        2,033,246       2,192,331       3,302,601

     Shares:
        Weighted average number of shares outstanding                 8,885,529        7,549,315       8,772,738       7,268,550
        Assuming exercise of warrants and options,
          net of number of shares which could have been
          purchased with the exercise of such options
          (using average market price)                                   73,565          238,867         143,268         200,087
                                                                     ----------       ----------       ---------       ---------
        Weighted average number of shares,  adjusted                  8,959,094        7,788,182       8,916,006       7,468,637
                                                                     ----------       ----------       ---------       ---------
Diluted earnings per common share and common equivalent share:
        Net earnings                                                 $     0.09       $     0.26       $    0.25       $    0.44
                                                                     ==========       ==========       =========       =========